Exhibit (d)(1)(b)

Addendum to Investment Management Agreement

Dated June 9, 2015

Between

Forward Funds

and

Forward Management, LLC

THIS ADDENDUM is made effective as of October 27, 2020, by and between Forward Management, LLC d/b/a Salient (“Forward Management”), and Forward Funds (the “Trust”).

WHEREAS, Forward Management and the Trust have entered into an Investment Management Agreement dated June 9, 2015, as amended (the “Agreement”); and

WHEREAS, the Board of Trustees (the “Board”) of the Trust approved on October 22, 2019 the liquidation of the Salient International Small Cap Fund; and

WHEREAS, the Trust and Forward Management wish to modify Exhibit A of the Agreement to reflect the foregoing;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Exhibit A. Exhibit A is replaced in its entirety with the attached Schedule A.

2. Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto on September 18, 2020, to be effective as of the date of the Addendum first set forth above.

Forward Management, LLC		Forward Funds

By:	/s/ Matthew Hibbetts	By:	/s/ Matthew Hibbetts
Name:	Matthew Hibbetts	Name:	Matthew Hibbetts
Title:	Chief Financial Officer	Title:	Vice President

Exhibit (d)(1)(b)

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Advisory Fee
Salient Global Real Estate Fund	1.00%
Salient Select Income Fund	1.00%
Salient Tactical Growth Fund	1.15% up to and including $1 billion 1.05% over $1 billion

2